WORLD FUNDS TRUST N-14A

Exhibit 14.(l)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 20, 2023, relating to the financial statements and financial highlights of The Cook & Bynum Fund, for the year ended September 30, 2023, and to the references to our firm under the headings “Comparison of Other Service Providers” and “Additional Information About the Acquired Fund and the Acquiring Fund” in the Combined Proxy Statement/Prospectus.

COHEN & COMPANY, LTD.

Cleveland, Ohio
August 22, 2024

C O H E N  &  C O M P A N Y ,  L T D .

800.229.1099  |  866.818.4538 fax  | cohencpa.com

Registered with the Public Company Accounting Oversight Board